Exhibit 4.18

Exclusive Management Service and Business Cooperation Agreement

This Exclusive Management Service Business Cooperation Agreement ("Agreement") is entered into as of March 21, 2022 by and among the following parties in Beijing, the People’s Republic of China (“PRC”):

Party A：Guangzhou Qixuan Education Technology Co., Ltd., a wholly foreign-owned enterprise duly established and validly registered under the laws of the PRC, whose unified social credit code is [***] and whose registered address is at Room C-6, Room 1903, No.13 Huaming Road, Tianhe District, Guangzhou;

Party B: Beijing Yiqi Education Information Consultation Co., Ltd. (“Beijing Yiqi Consultation”), a company with limited liabilities duly established and validly registered under the laws of the PRC, whose unified social credit code is [***], and whose registered address is at Room 509, 5/F, Tonggang Building, No.2 Huayuan North Street, Xicheng District, Beijing;

Subsidiaries of Party B: All agencies invested in or controlled (including controlled by agreement arrangement) by Party B according to this Agreement from time to time (including but not limited to any company or relevant agencies in which Party B holds, directly or indirectly, more than 50% equity interest)

Part C:

Chang Liu, PRC citizen, whose Identity Number is [***];

Zhan Xie, PRC citizen, whose Identity Number is [***];

(Each of Party A, Party B and Party C, a “Party”, and collectively the “Parties”.)

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, owning resources to provide office supplies sales, stationery wholesale, information technology consulting services, family education advisory services for parents, educational consulting services (excluding education and training activities involving licensing), information consulting services (excluding licensing information consulting services), home goods sales, technical services, technology development, technology consultation, technology exchange, technology transfer and technology popularization, sales of electronic special materials, integrated circuit chip and product sales, sales of power electronic components, home appliances spare parts sales, integrated circuit sales, furniture spare parts sales, internet sales (except sales of licensed goods), machinery parts, spare parts sales, software sales, retail of computer hardware, software and auxiliary equipment, computer hardware and software and auxiliary equipment wholesale, marketing planning, stationery retail, home appliances sales, sales of arts and crafts and ceremonial goods (except ivory and its products), publication wholesale, retail of publications, internet sales of publications, import and export of goods, technology import and export.

(2) Party B and Subsidiaries of Party B are limited liability companies duly registered and validly existing under the PRC laws, mainly engaging in publicity and promotion and other related business.

(3) Party C is the shareholder of Party B and owns 100% of the equity interests of Party B;

(4) Party A agrees to use its personnel, technology and information advantages to provide Party B and Subsidiaries of Party B (including Subsidiaries of Party B as renewed from time to time during the term of this Agreement, hereinafter the same) with exclusive corporate management consulting, intellectual property licensing, technical support and business support services, and Party B and Subsidiaries of Party B accepts relevant services provided by Party A.

NOW THEREFORE, the Parties through amiable negotiations agree as follows:

1.	Provision of Services

1.1

In accordance with the terms and conditions herein, Party B, Subsidiaries of Party B and Party C appoint Party A as the exclusive technical and service provider to provide full-scope corporate management consultant, intellectual property license, technical support and consultant services, the specific contents of services within the scope of business of Party B and Subsidiaries of Party B in whole or in part determined by Party A from time to time, as provided in Appendix I. Party B and Subsidiaries of Party B are as Service Accepting Party.

Party B and Subsidiaries of Party B shall determine the specific contents of services within the scope listed in Appendix I with Party A or any entity designated by Party A based on the actual need in their business. Both parties confirm that the services provided by Party A is confined to the approved operation scope. In the event Party B and Subsidiaries of Party B require Party A to provide services beyond the approved operation scope, Party A is entitled to or designate a third party to expand Party A’s operation scope with accordance to PRC laws, and provide such services after approval.

1.2

Party B, Subsidiaries of Party B and Party C further agree that during the effective period of this Agreement, Party B, Subsidiaries of Party B and Party C shall not directly and indirectly obtain the same or similar exclusive technical and services as provided under this Agreement from any third party, or establish any similar business cooperative relation with any third party with respect to the matters stipulated herein.

1.3

To ensure the normal operation of the ordinary business of Party B, Subsidiaries of Party B, Party A may, but not obligated to, provide guarantee for the performance of the agreements concluded by Party B or Subsidiaries of Party B with any third party with respect to the business of Party B and Subsidiaries of Party B. Party B, Subsidiaries of

Party B and Party C hereby agree and confirm that if they need to provide any guarantee for the performance of any agreement or loan by Party B in the operation process, it will ask Party A as its guarantor firstly.

2.	Service Fee and Payment

2.1

Party A can refer to the specific service content and service targets, and use Party B and Subsidiaries of Party B 's income and customer volume in a specific period as a reference to determine the service price and appropriate payment method by itself. The calculation and payment of the service fee is stipulated in Appendix II of the Agreement.

2.2

If Party A determines the fee calculation mechanism specified herein should no longer apply due to whatever reason, Party A shall actively and faithfully render an adjustment scheme to determine a new fee standard or mechanism. If Service Accepting Party does not response within the 7-day period as mentioned above, it shall be deemed as having accepted the adjustments proposed by Party A.

3.	Intellectual Properties

3.1

Party A shall solely and exclusively own any ownership, interest and right of the intellectual properties produced by performance of this Agreement, including but not limited to copyrights, patents, claims of patent application and technical secrets, and without Party A’s consent, Party B, Subsidiaries of Party B and Party C enjoy no rights other than those provided herein. Party B shall actively assist with Party A for all necessary method to cause Party A obtains such intellectual properties. For avoidance of any doubt, any intellectual property that is in the process of filing with governmental authorities or owned by the Party B or Subsidiaries of Party B shall be transferred by the beneficial owner or the applicant of such intellectual property to Party A or its affiliate as required by Party A, and Party B and/or Subsidiaries of Party B shall execute transfer agreement for such intellectual property except the intellectual properties that are necessary for Party B or its subsidiaries in ordinary business or shall be held by Party B or Subsidiaries of Party B according to relevant P.R.C. laws and regulations.

3.2

However, if the development is based on the intellectual properties owned by Party B or Subsidiaries of Party B, such intellectual properties should be flawless. Otherwise Party B and Subsidiaries of Party B shall bear all damages and losses caused to Party A by any flaw of such intellectual properties. If Party A is to bear any liabilities to any third party because of this, it has the right to recover all of its losses from Party B and Subsidiaries of Party B.

3.3	This Article 3 of this Agreement shall survive any modification, dissolution or termination of this Agreement.

4.	Exercise of Party A’s rights

In view of Article 1 in this Agreement, in order to specify respective rights and obligations of each Party, to ensure Party A’s actual performance in providing management services to Party B and Subsidiaries of Party B according to this Agreement, and to ensure the implement of business services between Party A, Party B and Subsidiaries of Party B and the payment of the amounts that shall be paid by Party B and Subsidiaries of Party B to Party A, Party B, Subsidiaries of Party B and Party C agree the followings:

4.1

Party A is entitled to provide suggestions and requirements with respect to the operation of Party B and Subsidiaries of Party B, financial management and employment, and Party B and Subsidiaries of Party B shall strictly perform or abide by such suggestions or requirements.

4.2

Party C, Party B and Subsidiaries of Party B will elect the person designated by Party A to be the director of Party B and Subsidiaries of Party B in accordance with the procedures stipulated by laws, regulations and the company's articles of association, cause such elected directors to elect the person recommended by Party B and Subsidiaries of Party B as the chairman of the board of directors , and appoint the persons designated by Party A as senior managers of Party B and Subsidiaries of Party B, including but not limited to the manager, the chief financial officer, the responsible officers of each branch of business, financial managers, financial superintendents and accountants.

4.3

Party C, Party B and Subsidiaries of Party B shall dismiss any director and/or senior manager of Party B in accordance with the requirement of Party A, and elect and engage others as Party A designates.

4.4

On the purpose of Article 4.3, Party C, Party B and Subsidiaries of Party B shall conduct necessary internal and external procedures in accordance with law, Articles of Association and this Agreement to complete such dismiss and engagement procedures.

4.5

Party A is entitled to check accounts of Party B and Subsidiaries of Party B termly and momently. Party B and Subsidiaries of Party B shall keep accounts timely and accurately, and provide accounts, audit reports, financial statements and any operation records, business contracts, financial materials as Party A requires. During the effective period of this Agreement，Party B and Subsidiaries of Party B shall assist Party A and any third party designated by Party A to conduct audit (including but not limited to audit of affiliated transactions and any other audits), provide information and materials with respect to the operation, business, clients, finance and employees of Party B and Subsidiaries of Party B, and permit Party A to disclose such information and materials for securities supervision.

4.6	Party C hereby agrees that upon it executes this Agreement, it shall execute a Power of Attorney the form and substance of which shall be satisfied by Party A, and shall comprehensively, appropriately, and completely perform the obligation under such Power of Attorney, including but not limited to unconditionally and irrevocably authorize Party A or the party designated by Party A (“Trustee”, and Party C shall not be such Trustee) to exercise the rights of shareholders and/or board of Party B as Party C’s agent according to the Trustee’s own will.

4.7

Party C confirms that upon it executes this Agreement, it has comprehensively and clearly understood Party B and its subsidiaries’ obligations hereunder, and that it is willing to pledge the equity interest of Party B and Subsidiaries of Party B it owns (collectively 100% equity interest of Party B) to Party A, as a security for the performance of the obligations of Party B and Subsidiaries of Party B under this Agreement. Each Party will separately execute the agreements for equity interest pledge.

4.8

Upon Party A’s requests in writing, Party B, Subsidiaries of Party B and Party C shall set all accounts receivable and/or other legal assets which could be disposed as collaterals for the performance of obligations of service fee payment in Article 2.1 under this Agreement. During the effective period of this Agreement, Party B and Subsidiaries of Party B shall maintain completed licenses necessary for its business operation and the right and capacity to conduct relevant business within Chinese territory.

4.9

In the event Party B and Subsidiaries of Party B conducts the dissolution or the liquidation for whatever reasons, Party C, Party B and Subsidiaries of Party B shall assign personnel recommended by Party A as liquidators permitted by PRC laws and regulations to manage the property of Party B and Subsidiaries of Party B. In the event Party B and Subsidiaries of Party B conducts the dissolution or the liquidation, no matter Article 4.9 can be enforced or not and subject to the restriction under PRC law, Party C, Party B and Subsidiaries of Party B shall respectively deliver all the property obtained from the liquidation of Party B and Subsidiaries of Party B under PRC laws and regulations to Party A or the party designated by Party A.

4.10

Without Party A’ prior written consent, Party B and Subsidiaries of Party B shall not conduct any transaction that may have substantial effect on the assets, obligations, rights or operation, including but not limited to the followings:

a)	conducting any business beyond the scope of normal operation or in the way different from prior usual manners;
b)	raising a loan or undertaking any debts;
c)	changing or removing any director or any senior manager;
d)	selling, purchasing or disposing any asset or interest in any manner to any third, including but not limited to intellectual properties;
e)

setting corporate assets or intellectual properties as collaterals, providing warranties in any other ways, or setting any other encumbrances on corporate properties for the debts not belonging to Party B and Subsidiaries of Party B;

f)	modifying the Articles of Association or the scope of operation;

g)	modifying corporate operation modes, business procedures or any significant internal regulations;
h)	making significant adjustment on business modes, marketing strategies, operation tactics or client relationship;
i)	distributing profits and dividend in any manner;
j)	conducting liquidation and distributing residual properties;
k)	transferring or assigning rights and obligations hereunder to any third party;
l)	executing any agreement or enter into any arrangement colliding with or damages Party A’s rights and interests in this Agreement with any third party;
m)

engaging in any arrangement of contractual operation, leasing management, merger, division, join venture, shareholding reform or other method to change the method of operation and equity structure, or sell, transfer, convert to equity interest and any other manners to dispose any or all asset or equity interest of Party B or Subsidiaries of Party B.

Furthermore, Party B and Subsidiaries of Party B shall, and Party C shall cause Party B notify Party A timely when there is or may be any significant adverse effect on business and operation of Party B and/or Subsidiaries of Party B and do their best to prevent the occurrence of such issues and/or the expansion of damages.

4.11

Party B and Subsidiaries of Party B hereby grants to Party A an irrevocable and exclusive a Purchase Right which subject to the PRC laws allows Party A to purchase, at its option, any or all of assets (including all interests held by Party B or Subsidiaries of Party B in their subsidiaries) and business of Party B and Subsidiaries of Party B with the lowest price as permitted under the PRC laws. If the aforementioned lowest price as permitted under PRC law is not zero consideration, Party B and Subsidiaries of Party B further agree to give the full transfer price to Party A or the party designated by Party A, as requested by Party A. Parties shall execute the agreement for such transfer of assets and business and determined the terms and conditions for such transfer of assets and business.

5.	Term and Right of Termination

5.1	The Agreement is executed and becomes effective as of the date stated above.

5.2	Unless all Parties reach an agreement to terminate this Agreement earlier, the term of this Agreement shall be effective during the business operation period of Party A, Party B.

5.3	Party A shall have the option right to terminate this Agreement at any time. During the exercise of this Agreement, Party A is entitled to terminate this Agreement with written notice at any time.

5.4	Without Party A’s written consent, Party B, Subsidiaries of Party B and/or Party C have no right to terminate this Agreement.

6.	Representations and Warranties

6.1	Party A represents and warrants to Party B and Subsidiaries of Party B as follows:
a)	Party A is a wholly foreign-owned enterprise duly registered and validly existing under the PRC laws, and has the capacity to take responsibilities;
b)

Party A has the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party A assumes legal, effective and binding obligations and such obligations may be enforced compulsory according to this Agreement;

c)

Either the execution of this Agreement or the performance of obligations under this Agreement by Party A shall not conflict with, breach or violate (i) any operation license of Party A or any article of Party A’s Articles of Association, (ii) any law, regulation, rule, authorities or approval of government authorities or departments applied to Party A, or (iii) any article of contracts or agreements executed by Party A.

6.2	Party B and Subsidiaries of Party B makes the following statements and warranties to Party A:
a)

Party B and Subsidiaries of Party B are limited liability companies duly registered and validly existing under the PRC laws, and have the capacity to take responsibilities with their registered capital;

b)

Party B and Subsidiaries of Party B has the corporate power to execute and deliver this Agreement and perform the obligations under this Agreement. Once this Agreement is executed, Party B and Subsidiaries of Party B assumes legal, effective and binding obligations and such obligations may be enforced compulsory according to this Agreement;

c)

Either the execution of this Agreement or the performance of obligations under this Agreement by Party B or Subsidiaries of Party B shall not conflict with, breach or violate (i) any operation license of Party B or Subsidiaries of Party B or any article of their Articles of Association, (ii) any law, regulation, rule, authorities or approval of government authorities or departments applied to Party B or Subsidiaries of Party B, or (iii) any article of contracts or agreements executed by Party B or Subsidiaries of Party B;

d)

Party B and Subsidiaries of Party B shall provide relevant information and documents to Party A as Party A requires, and arrange special personnel to correspond and coordinate with Party A and provide assistance with research and collection of materials in Party B and Subsidiaries of Party B;

e)

If necessary, Party B and Subsidiaries of Party B shall provide requisite working facilities and conditions to Party A, and bear related expanse and costs during the period that such personnel provide management service in Party B and Subsidiaries of Party B;

f)

Develop and operate relevant information service in effective, prudent and legal manners, and maintain and renew in time requisite licenses and authorities of relevant information service under this Agreement provided by Party B and

Subsidiaries of Party B to keep the effective and entire validity of such licenses and authorities; establish and maintain an independent accounting for relevant information service;
g)	Provide Party A with any requisite technology or other materials deemed necessary by Party A, and provide Party A with the access to requisite places and facilities for service under this Agreement.;
h)	Party B and Subsidiaries of Party B shall operate in accordance with relevant laws and regulations, conduct entire relevant procedure necessary for operation, and provide duplicates of such licenses;
i)

Party B and Subsidiaries of Party B possesses all permissions, licenses, authorities, approvals and facilities, and guarantee such permissions, licenses, authorities and approvals are continually effective and legitimate during the whole effective period of this Agreement;

j)	Pay the service fee to Party A on time.

7.	Confidentiality

7.1

This Agreement and all clauses hereof belong to confidential information and shall not be disclosed to any third party except for relevant high-ranking officers, directors, employees, agents or professional consultants of such parties or affiliates who are relevant with the transaction contemplated under this Agreement and who are obligated to keep such confidential information confidential. This clause shall not apply in the event parties hereto are required by relevant laws or regulations or relevant securities exchange institutions to disclose information or contents relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

7.2	This clause shall survive any modification or termination of this Agreement.

8.	Liabilities for Breach of Agreement

8.1

In the event any Party failed to perform any of its obligations under this Agreement, or made any untrue or inaccurate representation or warranty, such Party shall be liable for all the losses of other Parties for breach of the Agreement, or pay the penalties to the other Parties as agreed by the relevant Parties.

8.2

In the event that Party B or Subsidiaries of Party B is deemed as breach of the Agreement in accordance with Article 8.1, Party B and Subsidiaries of Party B shall compensate for entire loses, damages or responsibilities of Party A for the execution of this Agreement, including but not limited to damages and costs caused by any suits, claims of compensation, or other requests.

8.3	This clause shall survive any modification or termination of this Agreement.

9.	Force Majeure

Force Majeure Event shall mean any objective circumstance, the occurrence of which is unforeseeable, unavoidable, uncontrollable and insurmountable at the time of execution of this Agreement (including but not limited to earthquake, typhoon, flood, fire, strike, war, and rebellion).

In the event the performance of the Agreement is influenced by any Force Majeure, the Party suffering Force Majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days; (ii) take all reasonable and viable manners to mitigate or remove the effect of force majeure, and continue its performance of the Agreement after such effect is mitigated or removed.

10.	Assignment of this Agreement and the Change of Parties

10.1

Without prior written consent of Party A, Party C, Party B and Subsidiaries of Party B shall not transfer, assign any right or obligation under this Agreement to any third party, except that Party A acquires the equity interest of Party B directly or indirectly according to the Exclusive Option Agreement.

10.2

Part B and Subsidiaries of Party B hereby agrees that Party A shall have right to transfer or assign any of its rights and obligations without prior consent of Party B or its subsidiaries by informing written notice to Party B and its subsidiaries at the transfer or assignment.

10.3

Increase of Subsidiaries of Party B. If, at any time after the effective date of this agreement, any new Subsidiaries of Party B are added, Party B and Party C shall cause such new Subsidiary to sign confirmation letter of which the format and contents of Right and Obligation Assumption Letter listed in Appendix III or other legal documents permitted or required by the PRC laws to make such new subsidiary to enjoy and undertake all the rights and obligations under this Agreement as those of Subsidiaries of Party B hereunder. As of the date of signature of such Right and Obligation Assumption Letter or other legal documents, the new subsidiary should be deemed as one party to this Agreement. Other Parties of the Agreement hereby agree with such arrangements.

10.4

Rights and obligations under this Agreement shall be legally binding upon assignees, successors of Parties hereof, no matter such assignment of obligations and rights is caused by takeover, restructuring, success, assignment or any other reason.

10.5

In the event of death, incapacity, marriage, divorce or other circumstances that may affect the exercise of Party B's equity interest held by Party C, the successors of Party C (including spouse, children, parents, siblings, grandparents, grandparents) shall be deemed to be a party to this Agreement and shall succeed to and assume all of Party C's rights and obligations under this Agreement.

10.6

In the event that Party C no longer possesses any shares of Party B, Party C shall be deemed no longer as a party of this Agreement. In the event that any other third party becomes a shareholder of Party B, Party B and Party C shall take effort to cause this third party executing relevant legal documents and becoming one of Party C of this Agreement. If, with consent of Part A’, any Subsidiary which is dissolved or ceases to be under their control, it shall automatically be deemed no longer as a party to this Agreement.

11.	Miscellaneous

11.1	Applicable Law and Dispute Resolution

11.1.1	Applicable Law

The laws of the People's Republic of China shall apply to the signing, entry into force, interpretation, performance, amendment and termination of this Agreement and the settlement of disputes under this Agreement.

11.1.2Dispute resolution

All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes may be submitted to the China International Economic and Trade Arbitration Commission by any Party and shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules then effective of such arbitration commission. The arbitration ruling shall be final. The place of arbitration shall be in Beijing. The language used in arbitration shall be in Chinese. The Parties hereto shall continue to perform its obligations and exercise its rights hereunder except for those in dispute. The validity of this Article 11.1 shall not be influenced by the modification, rescission and termination of this Agreement.

11.2	Notices

(1) All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by postage prepaid registered mail, commercial courier service or e-mail to the address of such party as set forth below. The date on which such notices shall be deemed to be validly served shall be determined as follows: (i) if the notice is sent by personal delivery, courier service or postage prepaid registered mail, it shall be deemed to be validly served on the date of delivery or rejection at the address designated for receipt of the notice; and (ii) if the notice is sent by electronic mail, it shall be deemed to be validly served at the time it is successfully sent.

(2) For the purposes of the notice, the addresses of the parties are as follows.

Party A:.
Address:	[***]
Attention:	Zheng Lu
Phone:	[***]
E-mail:	[***]

Party B and Subsidiaries of Party B:
Address:	[***]
Attention:	Xuhong Liu
Phone:	[***]
E-mail:	[***]

Party C:.
Chang Liu
Address:	[***]
Attention:	Chang Liu
Phone:	[***]
E-mail:	[***]

Zhan Xie
Address:	[***]
Attention:	Chang Liu
Phone:	[***]
E-mail:	[***]

11.3

Each party acknowledges that this Agreement shall be enforceable to the extent permitted by law. If any provision of this Agreement or any part of a provision is held to be illegal, invalid or unenforceable by any competent authority or court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement or other parts of such provisions, which shall remain in full force and effect, and the parties shall use their best efforts to modify such illegal, invalid or unenforceable provision to achieve the purpose of the original provision.

11.4	Appendixes constitute an integral part of this Agreement and shall have the same legal effect as the other parts of this Agreement.

11.5	This Agreement shall be written in Chinese. The Agreement is executed in four (4) counterparts, Party A and Party B hold one copy, and both Party C each hold one copy.

[THE SIGNATURE PAGE OF THE EXCLUSIVE MANAGEMENT SERVICE AND BUSINESS COOPERATION AGREEMENT]

Party A：Guangzhou Qixuan Education Technology Co., Ltd.

Authorized Representative: Zheng Lu

/s/ Zheng Lu

Party B：Beijing Yiqi Education Information Consultation Co., Ltd.

Authorized Representative: Chang Liu

/s/ Chang Liu

[THE SIGNATURE PAGE OF THE EXCLUSIVE MANAGEMENT SERVICE AND BUSINESS COOPERATION AGREEMENT]

Party C:

Chang Liu

/s/ Chang Liu

Zhan Xie

/s/ Zhan Xie

Appendix I: Contents of Service

（1）	Providing opinions and advises for the assets, business operation and negotiation, execution and performance of material contracts;
（2）	Providing services for proposing middle or short term development of market, market planning;
（3）	Providing service of market research, study and consulting service;
（4）	Providing the opinions and advises for handling the creditor rights and debts;
（5）	Providing the opinions and advices for merger and acquisition;
（6）	Providing services for human resources management, occupation and pre-occupation skills training for employees;
（7）	Licensing of intellectual properties (if there is) such as software, trademark, domain name, technology secrets, etc.,
（8）	Providing services for developing and supporting Information Service Software;
（9）	Providing services of technology development, technology transfer, and technology consulting;
（10）

Providing services for management and maintenance for the human resources information management system, payment management information system, internal informatization management system and other management system;

（11）	Providing services for developing, upgrading of network and the ordinary maintenance, supervision, adjustment and trouble removal of computer network equipment;
（12）	Providing technology consultation and solution for the questions about network facilities, technology products and software;
（13）	Providing services for public relationship;
（14）	Providing daily maintenance services for office equipment;
（15）	Providing services for seeking and electing appropriate third-party service providers for Service Accepting Party;
（16）	Providing third-party service providers for the Service Accepting Party in ordinary management;
（17）	Providing consulting service regarding the overseas market for Service Accepting Party; and/or
（18）	Other services determined from time to time by Party A and the Service Accepting Party according to the need of business and capacity of provision of services.

Appendix II: Calculation and Payment of the Service Fee

1.

The Fee for the services provided under this Agreement is calculated as the balance of general income deducting costs, taxes and other reserved fees stipulated by laws and regulations, the sum of Fee shall be determined by Party A in its discretion taking account of the following factors:

（1）	The technical difficulty and complexity of the services;
（2）	The resources spending by Party A and the time spent by employs of Party A concerning the services;
（3）	The contents and commercial value of the services;
（4）	The benchmark price of similar services in the market;
（5）	The operation performance of Service Accepting Party.

2.

Party A will calculate the fee payable on a fixed term (determined by Party A and Service Accepting Party shall agree such decision) basis and send Service Accepting Party the bill of service fee for the previous term. Service Accepting Party shall pay the fee to the bank account designated by Party A within 10 business days after receipt of the bill, and send copy of the remittance certificate by facsimile or mail to Party A within 10 business days after payment.

3.

In addition to the service fee, Service Accepting Party shall bear any and all reasonable cost, advance payment and out-of-pocket expense in any kind (“Expense”) for Party A resulted from or relevant to the performing or providing services and shall reimburse Party A all Expenses.

4.

Service Accepting Party shall pay to the Party A the service fees and shall reimburse all Expenses according to this Agreement and its supplemental agreements executed from time to time. Party A shall provide to the Service Accepting Party all the official receipts of the service fees and Expense in time. All payment made by Service Accepting Party to Party A shall pay via method of remittance or other methods as agreed by both Parties to the bank account designated by Party A. Both Parties Agreed that Party A may change the direction of payment from time to time by deliver notice to Service Accepting Party.

Appendix III: Right and Obligation Assumption Letter

This entity,                           , is the subsidiary of Beijing Yiqi Education Information Consultation Co., Ltd. (“Beijing Yiqi Consultation”), established and registered on                    (date).The Beijing Yiqi Consultation possesses    % of this entity’s share.

In accordance with Exclusive Management Service and Business Cooperation Agreement (“Agreement”) entered into by and between Beijing Yiqi Consultation, Guangzhou Qixuan Education Technology Co., Ltd. and other relevant parties, this entity shall join the Agreement according to Article 10.3 of the Agreement as the new subsidiary of Party B under this Agreement.

This entity agrees to join the Agreement as a new Subsidiary of the Beijing Yiqi Consultation, enjoy rights under the Agreement, and perform obligations the Agreement. This Assumption Letter came into effect upon the date of execution.

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Signature of Legal Representative:
Date: